UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Event Requiring Report: September 1, 2004

THE FURIA ORGANIZATION, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-13910	95-3931129
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Michael D. Alexander, CEO
2233 Ridge Road Suite 102
Rockwall, TX 75087
(Address of Principal Executive Offices)

(972) 722-9999
(Registrant’s telephone number, including area code)

5030 Champion Blvd., G6#237
Boca Raton, Florida 33496
(former name and address of registrant)

(561) 241-4713
(Registrant’s former telephone number)

Item 1.01.  Acquisition or Disposition of Assets

On September 1, 2004, The Furia Organization, Inc. (the "Company") completed the acquisition of Loadsource, Inc., a privately held Tennessee corporation ("Loadsource") The Company entered into a definitive acquisition agreement with Loadsource and its principal shareholders to acquire all of the capital stock of Loadsource.

On September 1, 2004, The Furia Organization, in furtherance of its business plan, entered into agreements with the shareholders of Loadsource, Inc. to acquire all of the issued and outstanding capital shares of Loadsource, Inc. for the aggregate sum of $ 311,580. Under the agreement with the shareholders of Loadsource, The Company made initial payments to such parties upon the execution of the agreements and is required to make additional payments on the first day of October 2004 through February, 2005. On March 1, 2005, the balance of the payments (representing 75% of the purchase price) become due and payable. Upon completion of the required payments, the capital shares of Loadsource will be transferred to The Furia Organization and the transaction shall be deemed consummated. Through September 30, 2004 an aggregate of $34,055 has been paid, by The Furia Organization, to the shareholders of Loadsource against the purchase price for the capital shares of Loadsource. Should The Furia Organization fail to make any of the required payments it shall be deemed in default of the agreements.

The terms of the acquisition were negotiated between officers of the Company and the principal stockholders of Loadsource. At the time of the negotiations, there was no relationship between the Company and any of its directors, officer or affiliates and Loadsource or its management.

Item 2.01.  Financial Statements and Exhibits

       (a)  Financial statements of business acquired.

             If required, financial statements and pro forma financial information will be filed by amendment to this Form 8-K within sixty days from the date of the filing of this amendment.

       (b)  Pro forma financial information.

             See Item 2.01.(a), above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 1, 2004	By:	/s/ Michael D. Alexander
Michael D. Alexander, CEO